                                                                Exhibit 5.1


                    [Letterhead of Cahill Gordon & Reindel]


                                 July 15, 1999



The Fairchild Corporation
45025 Aviation Drive, Suite 400
Dulles, Virginia  20166

             Re:  The Fairchild Corporation
             10 3/4% Senior Subordinated Notes
             due 2009 and related Guarantees
             -----------------------------------

Ladies and Gentlemen:

          We have acted as counsel for The Fairchild Corporation (the "Company") and A10 Inc., Camloc Holdings Inc., Fairchild Data Corporation, Fairchild Fasteners Corp., Fairchild France, Inc., Fairchild Holding Corp., Fairchild Retiree Medical Services, Inc., Kaynar Technologies, Inc., Mairoll, Inc., Meow, Inc., Quack Quack, Inc., Recycling Investments, Inc., Recycling Investments II, Inc., RHI Holdings, Inc., Simmonds Mecaero Fasteners, Inc., Special-T Fasteners, Inc., Suchomimous Terensis, Inc., VSI Holdings, Inc., Banner Aerospace, Inc. Banner Aerospace-Singapore, Inc., BAR DE, Inc., Matrix Aviation, Inc., M&M Machine & Tool Co., Marcliff Corporation, Marson Creative Fastener, Inc., Recoil Australia Holdings, Inc., Recoil Holdings, Inc. and Recoil Inc. (collectively, the "Delaware Guarantors" and, together with Company, the "Issuers") in connection with the Registration Statement on Form S-4 (No. 333-80311) (the "Registration Statement") filed by, among others, the Company and the Delaware Guarantors with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) up to $225,000,000 principal amount of 10 3/4% Senior Subordinated Notes due

2009 of the Company (the "Exchange Notes"), and (ii) the Delaware Guarantors' unconditional guarantee of the Exchange Notes (the "Guarantees," and together with the Exchange Notes, the "Securities"). The Securities will be issued pursuant to an indenture dated as of April 20, 1999 (the "Indenture"), between the Company, the Delaware Guarantors, certain other guarantors and The Bank of New York Trust Company, as trustee, in connection with the exchange offer (the "Exchange Offer") pursuant to which the Securities will be issued for a like principal amount of the Company's outstanding 10 3/4% Senior Subordinated Notes due 2009 (the "Initial Notes").

          In connection therewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the certificates of incorporation of the Issuers, resolutions of the boards of directors of the Issuers with respect to the filing of the Registration Statement and such other documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.

          In our examination of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact, we have relied upon representations of officers of the Issuers.

          Based upon the foregoing, and subject to the qualifications stated herein, it is our opinion that:

          1. The Exchange Notes have been duly authorized for issuance by the Company and, when duly executed, authenticated and delivered in exchange for the Initial Notes in accordance with the terms of the Exchange Offer and the Indenture as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

          2. The Guarantees of the Delaware Guarantors have been duly authorized by the Delaware Guarantors and, when the Exchange Notes have been duly executed, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture as contemplated by the Registration Statement and the Guarantees of the Delaware Guarantors have been duly executed and delivered, the Guarantees of the Delaware Guarantors will constitute valid and legally binding obligations of the Delaware Guarantors, entitled to the benefits of the Indenture and enforceable against the Delaware Guarantors in accordance with their terms except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

          We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

          We hereby consent to the reference to our firm in the Registration Statement under the caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.



                                         Very truly yours,


                                         /s/ Cahill Gordon & Reindel

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